EXHIBIT 4.235

RENTAL CAR FINANCE CORP.

$420,000,000 SERIES 2011-1 2.51% RENTAL CAR ASSET BACKED NOTES, CLASS A
$80,000,000 SERIES 2011-1 4.38% RENTAL CAR ASSET BACKED NOTES, CLASS B

NOTE PURCHASE AGREEMENT

July 21, 2011

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York  10005

J.P. Morgan Securities LLC
383 Madison Ave., 31st Floor
New York, New York  10179

RBS Securities Inc.
600 Washington Blvd.
Stamford, CT 06901

Scotia Capital (USA) Inc.
One Liberty Plaza
165 Broadway, 25th Floor
New York, NY 10006

Ladies and Gentlemen:

1. Introductory.  Rental Car Finance Corp., an Oklahoma corporation (the “Company”) and a wholly-owned subsidiary of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTAG”), proposes, subject to the terms and conditions stated herein, to issue and sell to Deutsche Bank Securities Inc. (“Deutsche Bank”), J.P. Morgan Securities LLC (“JPMorgan”), RBS Securities Inc. (“RBS”) and Scotia Capital (USA) Inc. (“Scotia”) (each an “Initial Purchaser” and together, the “Initial Purchasers”) (i) $420,000,000 principal amount of its Series 2011-1 2.51% Rental Car Asset Backed Notes, Class A (the “Class A Notes”) and (ii) $80,000,000 principal amount of its Series 2011-1 4.38% Rental Car Asset Backed Notes, Class B (the “Class B Notes” and, together with the Class A Notes, the “Offered Securities”) to be issued under (i) the Amended and Restated Base Indenture dated as of February 14, 2007 (the “Base Indenture”) and (ii) the Series 2011-1 Supplement to the Base Indenture, dated as of July 28, 2011 (the “Series 2011-1 Supplement”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”) (the Base Indenture, as supplemented by the Series 2011-1 Supplement, is referred to herein as the “Series 2011-1 Indenture”).

The Offered Securities will be offered and sold to the Initial Purchasers on a private placement basis without being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from the registration requirements of the Securities Act.

In connection with the offer and sale of the Offered Securities, the Company and DTAG have prepared a preliminary offering circular (including any documents incorporated by reference therein, the “Preliminary Base Offering Circular”), as supplemented by the preliminary offering circular supplement thereto, dated as of July 18, 2011 (including any documents incorporated by reference therein, the “Preliminary Offering Circular Supplement”), as supplemented by the supplement to the Preliminary Offering Circular Supplement, dated as of July 21, 2011 (including any documents incorporated by reference therein, the “Supplement to Preliminary Offering Circular Supplement” and, together with the Preliminary Base Offering Circular and the Preliminary Offering Circular Supplement, the “Preliminary OC”), which describe the terms of the Offered Securities, the terms of the offering, the Company, its business and assets, and have prepared a pricing term sheet substantially in the form attached hereto as Annex I (the “Pricing Term Sheet”), which sets forth the terms of the Offered Securities omitted from the Preliminary OC.

As used herein, “Offering Documents” shall mean, with respect to any date or time referred to in this Agreement, the Preliminary OC, as amended, modified and supplemented by the Pricing Term Sheet, in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Offered Securities prior to 1:00 p.m. New York City time on the date hereof, which is the time sales of Offered Securities were first made on the date hereof (the “Time of Sale”).  Promptly after the Time of Sale, and in any event no later than the second Business Day following the Time of Sale, the Company and DTAG will prepare and deliver to each Initial Purchaser an offering circular (including any documents incorporated by reference therein, the “Final Base Offering Circular”) and an offering circular supplement thereto, dated as of July 21, 2011 (including any documents incorporated by reference therein, the “Final Offering Circular Supplement” and together with the Final Base Offering Circular, the “Final OC”), which will consist of the Preliminary OC with such changes that are required to reflect the information contained in the Pricing Term Sheet, and from and after the time such Final OC is delivered to each Initial Purchaser, all references herein to the Offering Documents shall be deemed to be a reference to both the Offering Documents as set forth in the preceding sentence and the Final OC.  The Preliminary OC, together with the Pricing Term Sheet, the written ABS Investor Presentation dated June 2011 and the written Rental Car Finance Corp.—Series 2011-1 Investor Roadshow Presentation dated July 2011, are collectively referred to herein as the “Pricing Disclosure Package.”

The Company and DTAG hereby agree with the Initial Purchasers as follows:

2. Representations and Warranties of the Company and DTAG.  Each of the Company and DTAG represents and warrants to, and agrees with, the Initial Purchasers that:

(a) The Preliminary OC as of its date of July 18, 2011, the Offering Documents as of the Time of Sale and as of the Closing Date (as defined below), the Pricing Disclosure Package as of the Time of Sale and the Final OC as of its date and as of the Closing Date, do not or will not on such dates include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Offering Documents, the Pricing Disclosure Package or the Final OC based upon written information furnished to DTAG or the Company by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information is that specified in Schedule C to this Agreement.

(b) Any information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Section 7.27 of the Base Indenture and in accordance with Rule 144A(d)(4) under the Securities Act, to the extent actually so delivered prior to the completion of the resale by the Initial Purchasers in the distribution of the Offered Securities by the Initial Purchasers (the “Additional Issuer Information”), will not as of the date of delivery include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Additional Issuer Information based upon written information furnished to DTAG or the Company by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information is that specified in Schedule C to this Agreement.

(c) The Offered Securities have been duly authorized by the Company and, when delivered, authenticated and paid for pursuant to this Agreement and the Series 2011-1 Indenture, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided in the Series 2011-1 Indenture and enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Oklahoma, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Documents.

(e) DTAG has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Documents.

(f) Each of the Company and DTAG is duly qualified and licensed to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, other than jurisdictions in which the failure to be so qualified and licensed shall not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business or results of operations of the Company, DTAG and DTAG’s subsidiaries taken as a whole, or on the ability of the Company or DTAG to perform its obligations under (as applicable) this Agreement, the Related Documents (as defined in the Series 2011-1 Supplement) to which it is a party or the Series 2011-1 Letter of Credit.

(g) The Series 2011-1 Indenture has been duly authorized, and as of the Closing Date, the Series 2011-1 Supplement will have been duly executed and delivered, and will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(h) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement or any Related Document in connection with the issuance and sale of the Offered Securities by the Company, except the filing of any financing statements as may be required to perfect the interest of the Trustee and the Master Collateral Agent (as defined in the Series 2011-1 Indenture) in the collateral pledged thereto under the Related Documents and except such as may be required under the blue sky laws of any jurisdiction in which the Offered Securities are offered and sold.

(i) Neither the Company nor DTAG is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it or its properties are bound which would have a material adverse effect on the transactions contemplated in this Agreement or in the Related Documents.

(j) The execution, delivery and performance of this Agreement and the Related Documents, and the issuance and sale of the Offered Securities and compliance with the terms and provisions hereof and thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, DTAG, or, to the best knowledge of the Company or DTAG, any subsidiary of DTAG or any of their properties, or any agreement or instrument to which the Company, DTAG, or, to the best knowledge of the Company or DTAG, any subsidiary of DTAG is a party or by which the Company, DTAG, or any subsidiary of DTAG is bound or to which any of the properties of the Company, DTAG, or, to the best knowledge of the Company or DTAG, any subsidiary of DTAG is subject, or the charter or by-laws of the Company, DTAG, or, to the best knowledge of the Company or DTAG, any subsidiary of DTAG, that would have a material adverse effect on the ability of the Company or DTAG to perform its obligations under (as applicable) this Agreement, the Related Documents (as defined in the Preliminary OC) to which it is a party or the Series 2011-1 Letter of Credit or that are otherwise material in the context of the sale of the Offered Securities.

(k) Each of the Company and DTAG has full power and authority (corporate and otherwise) to enter into this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, including, in the case of the Company, the full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement and the Series 2011-1 Supplement.

(l) As of the Closing Date, the representations and warranties of the Company and DTAG contained in the Related Documents will be true and correct, except that with respect to any such representation or warranty which represents or warrants as to a specific date, such representation or warranty shall be true and correct as of such date.

(m) This Agreement has been duly authorized, executed and delivered by the Company and DTAG and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) general principles of equity and (B) any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

(n) Except as disclosed in the Offering Documents, the Company has good and marketable title to all properties and assets owned by it and necessary to the conduct of its business, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by it.

(o) The Company, DTAG and, to the best knowledge of the Company or DTAG, DTAG’s subsidiaries possess all material certificates, licenses, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, license, authority or permit that, if determined adversely to the Company, DTAG or any U.S. subsidiary of DTAG, would individually or in the aggregate have a material adverse effect on the Company, DTAG and DTAG’s subsidiaries taken as a whole.

(p) Except as set forth in Schedule B to this Agreement and specifically identified as a labor dispute, no labor dispute with the employees of the Company, DTAG or, to the best knowledge of the Company or DTAG, DTAG’s subsidiaries exists or in any case, to the knowledge of the Company or DTAG, is imminent that might have a material adverse effect on the Company, DTAG and DTAG’s subsidiaries taken as a whole.

(q) Except as disclosed in the Offering Documents (including through incorporation by reference) or as set forth in Schedule B to this Agreement, there are no pending actions, suits or proceedings against or affecting the Company, DTAG or, to the best knowledge of the Company or DTAG, any U.S. subsidiary of DTAG, or any of their respective properties that, if determined adversely to the Company, DTAG or any subsidiaries of DTAG, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business or results of operations of the Company, DTAG and DTAG’s subsidiaries taken as a whole, or would materially and adversely affect the ability of the Company or DTAG to perform its obligations under (as applicable) this Agreement, the Related Documents to which it is a party or the Series 2011-1 Letter of Credit, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are threatened or, to the Company’s or DTAG’s knowledge, contemplated.

(r) The financial statements included or incorporated by reference in the Offering Documents, together with the related schedules and notes, present fairly in all material respects the financial position of DTAG and its consolidated subsidiaries (including the Company) as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis.

(s) Except as otherwise stated therein, since the respective dates as of which information is given in the Preliminary OC or the Final OC, there has been no material adverse change nor any development or event known to the Company or DTAG that in the reasonable expectation of the Company or DTAG shall cause a material adverse change in the condition (financial or otherwise), business, properties or results of operations of the Company, DTAG and DTAG’s other subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Offering Documents, there has been no dividend or distribution of any kind declared, paid or made by the Company or DTAG on any class of its capital stock.

(t) On and immediately after giving effect to the issuance of the Offered Securities on the Closing Date, the Company and DTAG will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to the Company or DTAG on a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Company or DTAG, as applicable, is not less than the total amount required to pay the probable liabilities of the Company or DTAG, as applicable, on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) each of the Company and DTAG is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming the sale of the Offered Securities as contemplated by this Agreement and the Final OC, the Company and DTAG are not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (D) neither the Company nor DTAG is engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company or DTAG is engaged.  In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(u) Neither the Company nor DTAG is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”), nor is it a closed-end investment company required to be registered, but not registered, thereunder; and neither the Company nor DTAG is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Documents, neither the Company nor DTAG will be an “investment company” as defined in the Investment Company Act.

(v) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are:

(i) listed on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system; or

(ii) convertible or exchangeable into securities so listed or quoted at the time of issuance.

(w) The offer and sale of the Offered Securities by the Company to the Initial Purchasers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act and it is not necessary to qualify the Series 2011-1 Indenture under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(x) Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf (other than the Initial Purchasers):

(i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities; or

(ii) has offered or will offer or sell the Offered Securities by means of any directed selling efforts within the meaning of Rule 902(b) of Regulation S (“Directed Selling Efforts”), including specifically, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Securities, including, but not limited to, placement of an advertisement, including without limitation a “tombstone”, that refers to this Agreement or the Offered Securities issued and sold pursuant hereto in any publication that is either printed primarily for distribution in the United States or has had, during the twelve (12) months preceding the date of this Agreement, an average circulation in the United States of 15,000 or more copies per issue, except as otherwise permitted by Regulation S promulgated under the Securities Act; or

(iii) has offered or sold, or will offer or sell, any of the Offered Securities to any person in the United States, except as permitted under Regulation S or to persons who the Company or such affiliate or person acting on its behalf, as applicable, believes are qualified institutional buyers within the meaning of Rule 144A (“Rule 144A”), in accordance with the requirements of such Rule; or

(iv) has offered or will offer to sell any of the Offered Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including, but not limited to:

(A) any advertisement, article, notice (except in accordance with Rule 135c promulgated under the Securities Act) or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; and

(B) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.  The Company has not entered and will not enter into any contractual arrangement for the distribution of the Offered Securities except for this Agreement.

(y) Each of the Company and DTAG acknowledges and agrees that the Initial Purchasers are acting solely in the capacity of an arm's length contractual counterparty to the Company and DTAG with respect to the offering of the Offered Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company, DTAG or any other affiliate of DTAG with respect to such offering.  Additionally, no Initial Purchaser is advising the Company, DTAG or any other affiliate of DTAG as to any legal, tax, investment,  accounting or regulatory matters in any jurisdiction as a result of this Agreement or otherwise in connection the offering of the Offered Securities contemplated hereby.  Each of the Company and DTAG shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and except as otherwise expressly provided herein, the Initial Purchasers shall have no responsibility or liability to the Company or DTAG with respect to such matters. Any review by the Initial Purchasers of the Company or DTAG, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchasers and shall not be on behalf of the Company or DTAG.

(z) Each of Deloitte & Touche LLP and Ernst & Young LLP are independent certified public accountants with respect to DTAG and its subsidiaries as required by applicable federal securities laws and the Public Company Accounting Oversight Board.

(aa) The financial information contained or incorporated by reference in each of the Preliminary OC and the Final OC under the heading “Selected Consolidated Financial Data of the Consolidated Group” is derived from the accounting records of DTAG and its subsidiaries and fairly presents the information purported to be shown thereby.

(bb) No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Preliminary OC or the Final OC has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(cc) The operations of DTAG  are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where DTAG conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in a jurisdiction where DTAG conducts business (collectively, the “DTAG Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving DTAG with respect to the DTAG Money Laundering Laws is pending or, to the best knowledge of DTAG, threatened.

(dd) None of DTAG or, to the knowledge of DTAG, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of DTAG is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control.

(ee) None of DTAG or, to the knowledge of DTAG, any director, officer, agent, employee or other person acting on behalf of DTAG has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ff) The Company or DTAG has executed and delivered a written representation to each Rating Agency with respect to the Offered Securities containing each of the representations in paragraphs (a)(3)(iii)(A) through (D) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and, assuming Deutsche Bank has (x) arranged for the creation of a “password-protected Web site” for the purposes referred to in paragraph (a)(3)(iii)(A) of Rule 17g-5, (y) at all times prior to the Closing Date, provided the access to such site required by paragraph (a)(3)(iii)(B) of Rule 17g-5 and (z) posted on such site all information provided by Deutsche Bank to the Rating Agencies prior to the Closing Date which is required to be so posted in accordance with paragraph (a)(3)(iii)(C) of Rule 17g-5, it has complied with each such representation.  None of the Company, DTAG or any other affiliate of DTAG has received notice of any Rating Agency determination that the Company is not in compliance with any such representation.

3. Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements in this Agreement, but subject to the terms and conditions in this Agreement, the Company agrees to sell to (A) the Initial Purchasers, and the Initial Purchasers agree to purchase, severally and not jointly, from the Company, the respective principal amount of the Class A Notes set forth opposite their respective names in Schedule A to this Agreement, at the purchase price specified in Schedule A and (B) Deutsche Bank and JPMorgan, and Deutsche Bank and JPMorgan agree to purchase, severally and not jointly, from the Company, the respective principal amount of the Class B Notes set forth opposite their respective names in Schedule A to this Agreement, at the purchase price specified in Schedule A.

The Company will deliver against payment of the purchase price the Offered Securities initially represented by one or more global Securities in definitive form (the “Global Securities”), deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and, in the case of the Global Securities to be sold in the United States, registered in the name of Cede & Co., as nominee for DTC or, in the case of Global Securities sold in offshore transactions, registered in the name of a nominee of DTC for the accounts of the Euroclear System (“Euroclear”) and Clearstream Bank, société anonyme (“Clearstream”). Payment for the Offered Securities shall be made by the Initial Purchasers in Federal (same day) funds by wire transfer to an account in New York previously designated to the Initial Purchasers by the Company at a bank acceptable to the Initial Purchasers at the office of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4802, at 11:00 A.M. (New York time), on July 28, 2011, or at such other time not later than seven (7) full Business Days thereafter as the Initial Purchasers and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities.  The Global Securities will be made available for inspection at the above office of Latham & Watkins LLP at least 24 hours prior to the Closing Date.

4. Representations by the Initial Purchasers; Resale by the Initial Purchasers.

(a) Each of the Initial Purchasers represents and warrants to the Company and DTAG that it is an “accredited investor” as defined in Rule 501(a)(1) under the Securities Act.

(b) Each of the Initial Purchasers acknowledges that the Offered Securities have not been and will not be registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from the registration requirements of the Securities Act and outside the United States to, or for the account or benefit of, non-U.S. persons except in accordance with Regulation S of the Securities Act.

(c) Each of the Initial Purchasers severally represents and agrees that it has offered and sold the Offered Securities and will offer and sell the Offered Securities only in accordance with Rule 144A or Rule 903 under the Securities Act and as described in the Offering Documents under the headings “Method of Distribution” and “Methods of Distribution.”  Accordingly, each Initial Purchaser severally represents and agrees on behalf of itself that neither such Initial Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any Directed Selling Efforts with respect to the Offered Securities, and each Initial Purchaser agrees that it and its affiliates and all persons acting on their behalf have complied and will comply with the offering restrictions requirement of Regulation S.

(d) Each of the Initial Purchasers agrees that it and each of its affiliates will not offer or sell the Offered Securities by means of any form of general solicitation or general advertising, within the meaning of Rule 502(c) under the Securities Act, including, but not limited to:

(i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or

(ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e) Each of the Initial Purchasers severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(f) Each of the Initial Purchasers represents and warrants to the Company and DTAG and agrees that (i) it has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Offered Securities in, from, or otherwise involving the United Kingdom; and (ii) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

(g) Each of the Initial Purchasers represents and warrants to the Company and DTAG and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the Offered Securities to the public in that Relevant Member State other than: (i) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the Directive 2010/73/EU (the "2010 PD Amending Directive"), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Offered Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this subparagraph (g), an “offer of the Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

"Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.

5. Certain Agreements of the Company and DTAG.  Each of the Company and DTAG agrees with the Initial Purchasers that:

(a) The Company and DTAG will advise each of the Initial Purchasers promptly of any proposal to amend or supplement the Offering Documents and will not effect such amendment or supplementation without each Initial Purchaser’s consent.  If, at any time prior to the completion of the resale by the Initial Purchasers in the distribution of the Offered Securities by the Initial Purchasers, any event occurs as a result of which the Offering Documents as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Offering Documents to comply with any applicable law, the Company and DTAG promptly will notify the Initial Purchasers of such event and promptly will prepare, at their own expense, an amendment or supplement which will correct such statement or omission or effect such compliance.  Neither the Initial Purchasers’ consent to, nor the Initial Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6 of this Agreement.

(b) The Company and DTAG authorize the Initial Purchasers to deliver to prospective subsequent purchasers copies of the Offering Documents and any amendments, supplements or exhibits thereto, in connection with any reoffer or resale of the Offered Securities by the Initial Purchasers in accordance with this Agreement.

(c) Until such time as each of the Initial Purchasers shall have resold in the distribution all Offered Securities purchased by it on the Closing Date, the Company and DTAG will provide to the Initial Purchasers and any prospective purchasers in the initial resale by the Initial Purchasers the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Offered Securities, the condition (financial or otherwise) of the Company or DTAG and any other matters relating to the matters described in the Offering Documents and the transactions contemplated by this Agreement and, subject to a customary confidentiality undertaking if requested by the Company or DTAG, to obtain any additional information and documents that the Company or DTAG possesses or can acquire without unreasonable effort or expense with respect to any of the foregoing other than information and documents reasonably determined by the Company or DTAG, as the case may be, to be confidential in nature and not appropriate for disclosure to the Initial Purchasers or to prospective purchasers.  Each Initial Purchaser shall promptly notify the Company and DTAG as to the completion of the resale by such Initial Purchaser in the distribution of the Offered Securities.

(d) The Company or DTAG (as requested) will furnish to each of the Initial Purchasers, without charge, copies of any component of the Offering Documents and all exhibits, amendments and supplements thereto, in each case as soon as available and in such reasonable quantities as each of the Initial Purchasers requests.

(e) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company or DTAG will promptly furnish or cause to be furnished to the Initial Purchasers and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, without charge, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities.  The Company and DTAG, jointly and severally, shall be obligated to pay the expenses of printing and distributing to the Initial Purchasers all such documents.

(f) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such states in the United States as each of the Initial Purchasers designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Initial Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state unless so required in order to perform fully its obligations under the Series 2011-1 Indenture and the Master Lease (as defined in the Series 2011-1 Supplement).

(g) For a period from the date of this Agreement until the retirement of the Offered Securities, DTAG or the Company, as applicable, will furnish to each of the Initial Purchasers, copies of each report and certificate and any financial information delivered to the Trustee pursuant to Sections 5.4 and 7.3 of the Base Indenture and Section 24.4 of the Master Lease (except that Daily Reports will be furnished to the Initial Purchasers only upon request thereby), and such other forms of periodic certificates or reports as may be delivered to the Trustee or the holders of Offered Securities under the Series 2011-1 Indenture or the Related Documents.

(h) The Company will apply the net proceeds from the sale of the Offered Securities as set forth under “Use of Proceeds” in the Offering Documents.

(i) None of the Company, DTAG or any of their respective affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Offered Securities in a manner which would require the registration under the Securities Act of the Offered Securities.

(j) The Company and DTAG will not, and will not permit any of their respective affiliates to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Offered Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(k) None of the Company, DTAG or any of their respective affiliates will engage in any Directed Selling Efforts with respect to the Offered Securities.

(l) During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(m) The Company and DTAG, jointly and severally, shall pay all expenses incidental to the performance of their respective obligations under this Agreement and the Series 2011-1 Supplement, including all expenses in connection with the execution, issuance, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Series 2011-1 Supplement, the Offering Documents and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities.  The Company and DTAG, jointly and severally, shall reimburse each Initial Purchaser for any expenses incurred by such Initial Purchaser in connection with the offer and sale of the Offered Securities, the preparation, printing and distribution of the Offering Documents, the qualification of the Offered Securities for sale under the laws of such jurisdictions as such Initial Purchaser designates in accordance with Section 5(f) and the printing of memoranda relating thereto, any fees charged by investment rating agencies for the rating of the Offered Securities, all reasonable fees and expenses of Latham & Watkins LLP, special counsel to the Initial Purchasers, charged or incurred in connection with the offering and purchase of the Offered Securities and all out of pocket expenses of the Initial Purchasers, including (without limitation) all travel expenses of the Initial Purchasers’ officers and employees and any other expenses of the Initial Purchasers in connection with attending or hosting meetings with prospective purchasers of the Offered Securities.

(n) In connection with the offering, until each Initial Purchaser shall have notified the Company and DTAG of the completion of the resale by such Initial Purchaser in the distribution of the Offered Securities, neither the Company nor DTAG nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither the Company nor DTAG nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(o) For a period of 90 days after the date of the initial offering of the Offered Securities by the Initial Purchasers, the Company will not without the consent of each of  the Initial Purchasers offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any United States dollar-denominated asset-backed securities issued or guaranteed by the Company and having a maturity of more than one (1) year from the date of issue that are substantially similar to the Offered Securities (for the avoidance of doubt, such securities shall not include any variable funding note issuances solely to bank and/or conduit purchasers).  The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) or Regulation D of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities to the Initial Purchasers.

(p) To the extent, if any, that the rating initially provided with respect to the Offered Securities by DBRS, Inc., or its successors and assigns (“DBRS”), and Moody’s Investors Service, Inc., or its successors and assigns (“Moody’s” and, together with DBRS, the “Rating Agencies”), is conditional upon the furnishing of documents or the taking of any other actions by the Company and/or DTAG, the Company and/or DTAG shall furnish such documents and take any such other actions.

(q) At any time prior to the completion of the resale by the Initial Purchasers in the distribution of the Offered Securities by the Initial Purchasers, the Company and DTAG shall furnish, or cause to be furnished, or make available, or cause to be made available, to the Initial Purchasers and their counsel such additional documents and information regarding it and its affairs as the Initial Purchasers may from time to time reasonably request, including any and all documentation reasonably requested with regard to information in the Offering Documents.

(r) From and after the Closing Date, the Company and/or DTAG will comply with the representations made by it to each Rating Agency pursuant to paragraph (a)(3)(iii)(A) through (D) of Rule 17g-5.  The Company will provide the Initial Purchasers with prompt notice if, at any time prior to the completion of the resale by the Initial Purchasers in the distribution of the Offered Securities by the Initial Purchasers, the Company, DTAG or any other affiliate of DTAG receives notice from, or has knowledge of, any Rating Agency determination that the Company and/or DTAG is not in compliance with such representation.

6. Conditions Precedent to the Obligations of the Initial Purchasers.  The obligations of the Initial Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company and DTAG in this Agreement, to the accuracy of the statements of officers of the Company and DTAG made pursuant to the provisions of this Agreement, to the performance by each of the Company and DTAG of its obligations under this Agreement and to the following additional conditions precedent:

(a) Each of the Initial Purchasers shall have received (i) a letter, dated as of the Time of Sale, of Deloitte & Touche LLP in form and substance satisfactory to the Initial Purchasers concerning certain accounting, financial and statistical information with respect to the Company set forth in the Offering Documents and (ii) a bring-down letter, dated the Closing Date, of Deloitte & Touche LLP in form and substance satisfactory to the Initial Purchasers confirming as of its date the information contained in the letter referred to in clause (i).

(b) Each of the Initial Purchasers shall have received (i) a letter, dated as of the Time of Sale, of Ernst & Young LLP in form and substance satisfactory to the Initial Purchasers concerning certain accounting, financial and statistical information with respect to the Company set forth in the Offering Documents and (ii) a bring-down letter, dated the Closing Date, of Ernst & Young LLP in form and substance satisfactory to the Initial Purchasers confirming as of its date the information contained in the letter referred to in clause (i).

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred:

(i) a change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Initial Purchasers, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; or

(ii) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), business, properties or results of operations of the Company, DTAG or DTAG’s subsidiaries which, in the judgment of the Initial Purchasers, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; or

(iii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); or

(iv) any suspension or limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange; or

(v) any banking moratorium declared by U.S. Federal, New York or Oklahoma authorities; or

(vi) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Initial Purchasers, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities.

(d) The Initial Purchasers shall have received evidence satisfactory to them, and their counsel, that on or before the Closing Date, UCC-1 financing statements required to be filed on or prior to the Closing Date pursuant to the Related Documents have been or are being filed in the office of the Oklahoma County Clerk of the State of Oklahoma or in any other applicable offices and jurisdictions.

(e) The Initial Purchasers shall have received an opinion of Cleary Gottlieb Steen & Hamilton LLP (“CGSH”), counsel for the Company, DTG Operations, Inc., (“DTG Operations”) and DTAG, dated the Closing Date and addressed to the Initial Purchasers, regarding general corporate matters, in form and substance satisfactory to the Initial Purchasers and their counsel.

(f) The Initial Purchasers shall have received an opinion of Vicki Vaniman, in-house counsel for the Company, DTG Operations and DTAG, regarding general corporate matters including due authorization, execution and delivery, in form and substance satisfactory to the Initial Purchasers and their counsel.

(g) The Initial Purchasers shall have received an opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., counsel to the Company, DTG Operations and DTAG, dated the Closing Date and addressed to the Initial Purchasers, regarding perfection and priority matters, in form and substance satisfactory to the Initial Purchasers and their counsel.

(h) The Initial Purchasers shall have received a letter of CGSH, counsel to the Company, DTG Operations and DTAG, dated the Closing Date and addressed to the Initial Purchasers, providing certain negative assurances concerning the Offering Documents as of the Time of Sale and concerning the Final OC as of its date and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers and their counsel.

(i) The Initial Purchasers shall have received opinions of Latham & Watkins LLP, dated the Closing Date and addressed to the Initial Purchasers, each in form and substance satisfactory to the Initial Purchasers, regarding:

(i) (x) substantive consolidation of the assets and liabilities of the Company and any of its affiliates and (y) preference matters;

(ii) the characterization of the Master Lease as a “true lease” with respect to Acquired Vehicles (as such terms are defined in the Series 2011-1 Supplement);

(iii) enforceability and securities law matters; and

(iv) certain negative assurances concerning the Offering Documents as of the Time of Sale and concerning the Final OC as of its date and as of the Closing Date.

(j) The Initial Purchasers shall have received an opinion of Latham & Watkins LLP in its capacity as federal income tax counsel for the Company, dated the Closing Date and addressed to the Initial Purchasers, to the effect that the statements set forth in the Offering Documents under the headings “Certain Federal Income Tax Consequences” accurately describe the material federal income tax consequences to holders of the Offered Securities, in form and substance satisfactory to the Initial Purchasers.

(k) The Initial Purchasers shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and addressed to the Initial Purchasers, with respect to the validity of the Offered Securities and such other matters as the Initial Purchasers may reasonably request, and the Company and DTAG, as the case may be, shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(l) The Initial Purchasers shall have received an opinion of Bingham McCutchen LLP, counsel to the Series 2011-1 Letter of Credit Provider (as defined in the Series 2011-1 Supplement), dated the Closing Date and addressed to the Initial Purchasers, regarding the enforceability of the Series 2011-1 Letter of Credit (as defined in the Series 2011-1 Supplement) and such other opinions of such counsel regarding such other matters as the Initial Purchasers shall reasonably request, each in form and substance satisfactory to the Initial Purchasers and their counsel.

(m) The Initial Purchasers shall have received an opinion from Emmet, Marvin & Martin, LLP, counsel for the Trustee and the Master Collateral Agent, dated the Closing Date and addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers and their counsel.

(n) The Initial Purchasers shall have received an opinion from Boyden, Cooluris, Livingston & Saxe, PC, special California counsel for the Company, dated the Closing Date and addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers and their counsel.

(o) The Initial Purchasers shall have received an opinion from Shumaker, Loop & Kendrick, LLP, special Florida counsel for the Company, dated the Closing Date and addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers and their counsel.

(p) The Initial Purchasers shall have received a certificate or certificates signed by the President or any Vice President and a principal financial or accounting officer (which may be the same person) of each of the Company and DTAG, dated the Closing Date, in which such officers shall state that, to the best of their knowledge:

(i) the representations and warranties of the Company and DTAG in this Agreement are true and correct on and as of the Closing Date;

(ii) the Company and DTAG have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder or under the Related Documents at or prior to the Closing Date;

(iii) subsequent to the date as of which information is given in the Offering Documents, there has not been any material adverse change in the general affairs, business, properties, key personnel, capitalization, condition (financial or otherwise) or results of operation of the Company and DTAG except as set forth or contemplated in the Offering Documents or as described in such certificate or certificates; and

(iv) nothing has come to such officers’ attention that would lead such officers to believe that the Preliminary OC as of its date of July 18, 2011, the Offering Documents as of the Time of Sale or as of the Closing Date, the Pricing Disclosure Package as of the Time of Sale or the Final OC as of its date or as of the Closing Date, included, includes or will include as of such dates any untrue statement of a material fact or omitted, omits or will omit as of such dates to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that the certification described in this clause (iv) will not apply to statements in or omissions from the Offering Documents, the Pricing Disclosure Package or the Final OC based upon written information furnished to DTAG or the Company by the Initial Purchasers specifically for use therein, it being understood and agreed that the only such information is that specified in Schedule C to this Agreement).

(q) The Series 2011-1 Letter of Credit shall have been delivered by the Series 2011-1 Letter of Credit Provider to the Trustee.

(r) The Initial Purchasers shall have received a copy of the letter from each of DBRS and Moody’s to the Company stating (as applicable) that the Class A Notes have received a rating of “AAA” from DBRS, Inc. and “Aaa” from Moody’s and that the Class B Notes have received a rating of at least “A” from DBRS and “Baa2” from Moody’s.

(s) All conditions precedent to the issuance of the Offered Securities under the Base Indenture shall have been satisfied.

The Company and DTAG will furnish the Initial Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Initial Purchasers reasonably request.  The Initial Purchasers may in their sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers hereunder.

7. Indemnification and Contribution.

(a) The Company and DTAG shall, jointly and severally, indemnify and hold harmless the Initial Purchasers against any losses, claims, damages or liabilities to which the Initial Purchasers may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package or the Offering Documents, or any amendment or supplement thereto, or any Additional Issuer Information, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse the Initial Purchasers for any legal or other expenses reasonably incurred by the Initial Purchasers in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that neither the Company nor DTAG will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company or DTAG by the Initial Purchasers, specifically for use therein, it being understood and agreed that the only such information consists of the information described in Schedule C to this Agreement.

(b) The Initial Purchasers shall, severally and not jointly, indemnify and hold harmless the Company and DTAG against any losses, claims, damages or liabilities to which the Company or DTAG may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package or the Offering Documents, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or DTAG by an Initial Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company or DTAG in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Initial Purchasers consists of the information specified in Schedule C to this Agreement.  The Initial Purchasers’ obligations in this subsection (b) to indemnify are several in proportion to their respective purchase obligations and not joint.  The Initial Purchasers may, but shall have no obligation to, make a market in the Offered Securities, and any such market making may be discontinued at any time, without notice, in the sole discretion of the Initial Purchasers.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under subsection (a) or (b) above to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 7.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if:

(i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest;

(ii) the actual or potential defendants in, or targets of any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party;

(iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or

(iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (x) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and DTAG on the one hand and the relevant Initial Purchaser on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and DTAG on the one hand and the relevant Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by the Company and DTAG on the one hand and the relevant Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts, commissions and fees received by the relevant Initial Purchaser from the Company under or in connection with this Agreement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or DTAG on the one hand or the relevant Initial Purchaser on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d).

Notwithstanding the provisions of this subsection (d), an Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total discounts, commissions and fees received by such Initial Purchaser with respect to the Offered Securities exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company and DTAG under this Section 7 shall be in addition to any liability which the Company or DTAG may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of each Initial Purchaser under this Section 7 shall be in addition to any liability which such Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company or DTAG within the meaning of the Securities Act or the Exchange Act.

8. Default of Initial Purchasers.  If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of the Offered Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Offered Securities, Deutsche Bank may make arrangements satisfactory to the Company and DTAG for the purchase of such Offered Securities by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Initial Purchasers agreed but failed to purchase.  If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of the Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Offered Securities and arrangements satisfactory to Deutsche Bank and the Company and DTAG for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser, the Company or DTAG, except as provided in Section 9.  As used in this Agreement, the term “Initial Purchaser” includes any person substituted for a Initial Purchaser under this Section.  Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

9. Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company, DTAG or their respective officers and of the Initial Purchasers or their respective officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers, the Company, DTAG or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities.  If for any reason the purchase of the Offered Securities by the Initial Purchasers is not consummated, each of the Company and DTAG shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, DTAG and the Initial Purchasers pursuant to Section 7 shall remain in effect.  If the purchase of the Offered Securities by the Initial Purchasers is not consummated for any reason other than solely because of the occurrence of any event specified in clause (i), (iv), (v) or (vi) of Section 6(c), the Company and DTAG will reimburse the Initial Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

10.  Notices.  All communications hereunder will be in writing and, if sent to Deutsche Bank, will be mailed, delivered or telegraphed and confirmed to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York  10005, Attention: Ozan Kaya; or if sent to J.P. Morgan Securities LLC, 383 Madison Ave., 31st Floor, New York, New York  10179, Attention: Marquis Gilmore; or if sent to RBS Securities Inc., 600 Washington Blvd., Stamford, CT 06901, Attention: Joseph McElroy; or if sent to Scotia Capital (USA) Inc., One Liberty Plaza, 165 Broadway, 25th Floor, New York, NY 10006, Attention: Debt Capital Markets; or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 5330 East 31st Street, Tulsa, Oklahoma 74135, Attention: Cliff Buster, President and Treasurer or, if sent to DTAG, will be mailed, delivered or telegraphed and confirmed to it at 5330 East 31st Street, Tulsa, Oklahoma  74135, Attention: Cliff Buster, Chief Financial Officer.

11. Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

13. Construction of Certain Terms.  As used herein, the term “to the best knowledge of the Company or DTAG” means to the best knowledge of the officers of the Company and DTAG specified in Schedule D hereto.

14. APPLICABLE LAW.  THIS AGREEMENT AND ALL DISPUTES, CLAIMS, CONTROVERSIES, DISAGREEMENTS, ACTIONS AND PROCEEDINGS ARISING OUT OF RELATING TO THIS AGREEMENT, INCLUDING THE SCOPE OR VALIDATION OF THIS PROVISION, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Each of the Company and DTAG and the Initial Purchasers hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[SIGNATURES ON FOLLOWING PAGE]

If the foregoing is in accordance with each of the Initial Purchaser’s understanding of our agreement, kindly sign and return to the Company and to DTAG one of the counterparts hereof, whereupon it will become a binding agreement among the Company, DTAG and each of the Initial Purchasers in accordance with its terms.

Very truly yours,

RENTAL CAR FINANCE CORP.

By:_____________________________________
Name:
Title:

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:_____________________________________
Name:
Title:

The foregoing Note Purchase Agreement is hereby
confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

By:_____________________________________
Name:
Title:

By:_____________________________________
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:_____________________________________
Name:
Title:

RBS SECURITIES INC.

By:_____________________________________
Name:
  Title:

SCOTIA CAPITAL (USA) INC.

By:_____________________________________
Name:
Title:

ANNEX 1

RENTAL CAR FINANCE CORP.

Pricing Term Sheet
Principal Amount: Title of Securities:	$420,000,000 of Series 2011-1 Class A Rental Car Asset Backed Notes (the “Class A Notes”) $80,000,000 of Series 2011-1 Class B Rental Car Asset Backed Notes (the “Class B Notes”)
Final Maturity Date:	Class A Notes: February 25, 2016 Class B Notes: February 25, 2016
Issue Price:	Class A Notes: 99.99096% Class B Notes: 99.98215%
Coupon:	Class A Notes: 2.51% per annum Class B Notes: 4.38% per annum
Payment Dates:	The 25th day of each month, commencing on August 25, 2011, or, if such day is not a Business Day, the next succeeding Business Day thereafter.
First Interest Payment Date:	August 25, 2011
Trade Date:	July 21, 2011
Settlement Date:	July 28, 2011 (T+5)
Distribution:

The Class A Notes and the Class B Notes have not been and will not be registered under the Securities Act or the securities laws of any jurisdiction. The
Class A Notes and the Class B Notes are being offered and sold only to
“qualified institutional buyers” (as defined in Rule 144A) in the United States, and outside the United States in compliance with Regulation S.

Use of Proceeds:	The proceeds from the sale of the Class A Notes and the Class B Notes shall be used as set forth in the Preliminary Offering Circular Supplement.
Book-Running Managers:	Joint Bookrunners: Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC Co-managers: RBS Securities Inc. and Scotia Capital (USA) Inc.
CUSIPS:	Class A Notes: 144A: 760106 AY0 Reg S: U76017 AX7 Class B Notes: 144A: 760106 AZ7 Reg S: U76017 AY5
ISIN Numbers:	Class A Notes: 144A: US760106AY02 Reg S: USU76017AX70 Class B Notes: 144A: US760106AZ76 Reg S: USU76017AY53

SCHEDULE A

Initial Purchaser	Principal Amount of Series 2011-1 Class A Notes	Purchase Price

Deutsche Bank Securities Inc.	$160,000,000.00	99.24096%
J.P. Morgan Securities LLC	$160,000,000.00	99.24096%
RBS Securities Inc.	$50,000,000.00	99.24096%
Scotia Capital (USA) Inc.	$50,000,000.00	99.24096%
TOTAL	$420,000,000.00	99.24096%

Initial Purchaser	Principal Amount of Series 2011-1 Class B Notes	Purchase Price

Deutsche Bank Securities Inc.	$40,000,000.00	99.23215%
J.P. Morgan Securities LLC	$40,000,000.00	99.23215%
TOTAL	$80,000,000.00	99.23215%

SCHEDULE B

Labor Disputes and Other Pending Proceedings

NONE

SCHEDULE C

Information Provided by Initial Purchasers

The information provided by the Initial Purchasers consists of the following information in the Preliminary OC and the Final OC:

(1)           legal name of each of the Initial Purchasers included in the Preliminary OC and the Final OC;

(2)           the chart on the front cover page of the Preliminary Offering Circular Supplement, the Supplement to Preliminary Offering Circular Supplement and the Final Offering Circular Supplement concerning the terms of the offering by the Initial Purchasers;

(3)           the second sentence of the last paragraph on the front cover page of the Preliminary Offering Circular Supplement and the Final Offering Circular Supplement concerning the terms of the offering by the Initial Purchasers;

(4)           the third and fourth sentences of the first paragraph, the second sentence of the second paragraph,  the fourth and ninth paragraphs, the first and second sentences of the tenth paragraph and the first sentence of each of the eleventh and twelfth paragraphs in the “Method of Distribution” section of the Preliminary Offering Circular Supplement and the Final Offering Circular Supplement;

(5)           the last sentence in the “Limited Liquidity of the Notes; Restrictions on Transfer” section of “Risk Factors” on page 24 of the Preliminary Base Offering Circular and the Final Base Offering Circular; and

(6)           the fourth paragraph, the fifth paragraph and the second sentence of the sixth paragraph in the “Methods of Distribution” section in the Preliminary Base Offering Circular and the Final Base Offering Circular.

SCHEDULE D

Specified Officers

The Company:

1.  Cliff Buster (President and Treasurer)
2.  Vicki Vaniman (Secretary)

DTAG:

1.  Cliff Buster (Senior Executive Vice President, Chief Financial Officer and Treasurer)
2.  Vicki Vaniman (Executive Vice President, General Counsel and Secretary)